Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TriMas Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated February 26, 2013 on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph stating that TriMas Corporation acquired Arminak & Associates (“Arminak”) during 2012 and management excluded from its assessment of the effectiveness of TriMas Corporation’s internal control over financial reporting as of December 31, 2012, Arminak’s internal control over financial reporting associated with total assets of $102.2 million, which represented 9.0% of TriMas Corporation’s consolidated assets at December 31, 2012, and net sales of $65.9 million, which represented 5.2% of TriMas Corporation’s consolidated total net sales for 2012. Our audit of internal control over financial reporting of TriMas Corporation also excluded an evaluation of the internal control over financial reporting of Arminak.

/s/ KPMG LLP

Detroit, Michigan

August 14, 2013